Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS FIRST QUARTER 2011 RESULTS

•	Net income was $2.44 per share, including net investment gains of $0.09 per share

•	Medical enrollment grew by 875,000 members, or 2.6 percent, from year-end 2010

•	Selling, general and administrative expense declined by $98 million, or 4.5 percent, from the first quarter of 2010

•	Full year 2011 net income now expected to be at least $6.70 per share, including net investment gains of $0.10 per share

Indianapolis, Ind. – April 27, 2011 – WellPoint, Inc. (NYSE: WLP) today announced that first quarter 2011 net income was $926.6 million, or $2.44 per share, including net investment gains of $35.6 million after-tax, or $0.09 per share. Net income in the first quarter of 2010 was $876.8 million, or $1.96 per share, including net investment gains of $18.6 million after-tax, or $0.04 per share, partially offset by an intangible asset impairment charge totaling $13.7 million after-tax, or $0.03 per share.

Excluding the items noted above for each period, adjusted net income was $2.35 per share in the first quarter of 2011, an increase of 20.5 percent compared with adjusted net income of $1.95 per share in the prior-year quarter (refer to page 12 for a reconciliation to the most directly comparable measures calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“We are pleased with our positive start to 2011. Our membership and earnings results are higher than we originally anticipated and we are continuing to become a more efficient and effective company, as evidenced by our 4.5 percent reduction in SG&A expenses while serving 363,000 more medical members than we did in the first quarter of 2010,” said Angela F. Braly, chair, president and chief executive officer. “While we are becoming more efficient, we are continuing to invest in our future and executing on our strategy to improve the lives and health of our members. As we deliver health care value for our members, we enhance value for our shareholders.”

“Our first quarter results are a testament to the strong value proposition we create in our efforts to hold down the rate of rising health care costs while improving quality, and our commitment to continuously improve by building a better WellPoint. Based on these results, we are raising our year-end 2011 membership expectation to 33.9 million and increasing our full year earnings guidance,” said Wayne S. DeVeydt, executive vice president and chief financial officer. “We are also managing our capital to enhance value for our customers and shareholders. During the first quarter, we paid the first cash dividend in WellPoint’s history and also utilized $742 million to repurchase 11.4 million shares on the open market.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled nearly 34.2 million members at March 31, 2011, an increase of 363,000 members, or 1.1 percent, from 33.8 million at March 31, 2010. The increase was driven by growth of 374,000 members in the National business. Enrollment growth was also achieved in the Company’s Senior, State Sponsored and Federal Employee Program (“FEP”) businesses, which was offset by membership declines in the Individual and Local Group businesses.

Medical enrollment increased by 875,000, or 2.6 percent, from year-end 2010. This increase was driven by growth of 727,000 members in the National business, including 486,000 net new National Account members and 241,000 additional BlueCard members. Enrollment in the Senior business increased by 73,000, and membership grew by 59,000, 52,000, and 5,000 in the Company’s FEP, State Sponsored and Local Group businesses, respectively. These increases in membership were partially offset by attrition of 41,000 in the Individual business.

Operating Revenue: Operating revenue was approximately $14.7 billion in the first quarter of 2011, a decrease of $188.3 million, or 1.3 percent, from the first quarter of 2010. This decline reflected lower Commercial operating revenue resulting primarily from the conversion of two large groups to self-funding arrangements during 2010, partially offset by revenue growth driven by increases in Senior, FEP and State Sponsored membership.

Benefit Expense Ratio: The benefit expense ratio was 82.1 percent in the first quarter of 2011, an increase of 30 basis points from 81.8 percent in the first quarter of 2010. The benefit expense ratio increased primarily due to higher medical costs and membership growth in the Senior and State Sponsored businesses. The ratio for Individual business also increased as the Company complied with minimum medical loss ratio requirements in 2011. These increases were partially offset by a decline in the Commercial segment benefit expense ratio, reflecting the conversion of two large groups to self-funding arrangements during 2010 and lower than anticipated medical costs in the current year quarter.

Medical Cost Trends: Trends represent Local Group fully insured business.

For the full year of 2011, the Company continues to expect that underlying medical cost trend will be in the range of 7.5 percent, plus or minus 50 basis points. Unit cost increases continue to be the primary driver of overall medical cost trend.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of March 31, 2011, was 40.6 days, an increase of 1.3 days from 39.3 days at December 31, 2010. This increase in DCP was driven by the timing of prescription drug payments and provider settlement activity.

SG&A Expense Ratio: The SG&A expense ratio was 14.2 percent in the first quarter of 2011, a decrease of 40 basis points from 14.6 percent in the first quarter of 2010. This was driven by a 4.5 percent reduction in SG&A expense resulting from lower personnel costs and the Company’s ongoing efficiency initiatives, partially offset by a decline in operating revenue.

Operating Cash Flow: Operating cash flow totaled $1.1 billion in the first quarter of 2011, or 1.2 times net income. In the first quarter of 2010, the Company reported a net cash outflow from operations of $322.9 million that included $1.2 billion of tax payments related to the 2009 sale of the NextRx pharmacy benefit management subsidiaries.

Share Repurchase Program & Cash Dividend: During the first quarter of 2011, the Company repurchased approximately 11.4 million shares of its common stock for $741.6 million. As of March 31, 2011, the Company’s remaining Board-approved share repurchase authorization totaled $882.0 million. The Company also paid a quarterly cash dividend of $0.25 per share in the quarter, representing a distribution of cash totaling $92.8 million.

Investment Portfolio & Capital Position: During the first quarter of 2011, the Company recorded net investment gains of $54.7 million pre-tax, consisting of net realized gains from the sale of securities totaling $57.1 million, partially offset by other than temporary impairments totaling $2.4 million pre-tax. In the first quarter of 2010, the Company recorded net investment gains of $28.7 million pre-tax, consisting of net realized gains from the sale of securities totaling $48.4 million, partially offset by other-than-temporary impairments totaling $19.7 million pre-tax.

As of March 31, 2011, the Company’s net unrealized gain position in the investment portfolio was $932.2 million, consisting of net unrealized gains on fixed maturity and equity securities totaling $491.5 million and $440.7 million, respectively. As of March 31, 2011, cash and investments at the parent company totaled $2.4 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions, FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended March 31
	2011	2010	Change
Operating Revenue
Commercial Business	$8,564.1	$9,078.2	(5.7%)
Consumer Business	4,234.4	4,013.1	5.5%
Other	1,856.3	1,751.8	6.0%

Total Operating Revenue	14,654.8	14,843.1	(1.3%)

Operating Gain / (Loss)
Commercial Business	$1,125.1	$978.4	15.0%
Consumer Business	205.8	326.0	(36.9%)
Other	19.4	(17.7)	NM	(1)

Total Operating Gain	1,350.3	1,286.7	4.9%

Operating Margin
Commercial Business	13.1%	10.8%	230	bp
Consumer Business	4.9%	8.1%	(320	)bp
Total Operating Margin	9.2%	8.7%	50	bp

(1) “NM” = not meaningful

Commercial Business: Operating gain for the Commercial Business segment was $1.1 billion in the first quarter of 2011, an increase of $146.7 million, or 15.0 percent, from $978.4 million in the first quarter of 2010. The increase was driven primarily by lower than anticipated medical costs in the Local Group business and a reduction in SG&A expense in the current year quarter.

Consumer Business: Operating gain for the Consumer Business segment was $205.8 million in the first quarter of 2011, a decrease of $120.2 million, or 36.9 percent, compared with $326.0 million in the prior year quarter. This decline was due primarily to lower operating gain in the Senior and State Sponsored businesses due to higher medical costs. The operating gain in the Individual business also declined from the prior year quarter as the Company complied with minimum medical loss ratio requirements in 2011.

Other: The Company achieved an operating gain of $19.4 million in the Other segment during the first quarter of 2011, compared with an operating loss of $17.7 million in the first quarter of 2010. This reflected improved results in the Company’s National Government Services business and lower administrative expenses in the first quarter of 2011.

OUTLOOK

Full Year 2011:

•

Net income is now expected to be at least $6.70 per share, including net investment gains of $0.10 per share. This outlook includes no investment gains or losses beyond those recorded during the first quarter of 2011.

•	Year-end medical enrollment is now expected to be approximately 33.9 million members.

•	Operating revenue is now expected to total approximately $59.9 billion.

•	The benefit expense ratio is now expected to be approximately 84.8 percent.

•	The SG&A expense ratio is expected to be approximately 14.2 percent.

•	Operating cash flow is now expected to be approximately $2.7 billion.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense and general and administrative expense. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation (refer to page 13).

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its first quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 186082. The replay will be available from 11 a.m. EDT today until the end of the day on May 11, 2011. The call will also be available through a live webcast at www.wellpoint.com. A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint works to simplify the connection between Health, Care and Value. We help to improve the health of our communities, deliver better care to members, and provide greater value to our customers and shareholders. WellPoint is the nation’s largest health benefits company in terms of medical enrollment, with 34 million members in its affiliated health plans, and a total of more than 70 million individuals served through all subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint does business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia, Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). WellPoint also serves customers throughout the country as UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	March 31, 2011	December 31, 2010	March 31, 2010	December 31, 2010	March 31, 2010
Medical Membership
Customer Type
Local Group	15,221	15,216	15,311	0.0%	(0.6%)

National Accounts	7,515	7,029	7,208	6.9%	4.3%
BlueCard	4,952	4,711	4,885	5.1%	1.4%

Total National	12,467	11,740	12,093	6.2%	3.1%

Individual	1,864	1,905	1,987	(2.2%)	(6.2%)
Senior	1,332	1,259	1,252	5.8%	6.4%
State Sponsored	1,808	1,756	1,745	3.0%	3.6%
FEP	1,506	1,447	1,447	4.1%	4.1%

Total Medical Membership	34,198	33,323	33,835	2.6%	1.1%

Funding Arrangement
Self-Funded	20,486	19,590	18,801	4.6%	9.0%
Fully-Insured	13,712	13,733	15,034	(0.2%)	(8.8%)

Total Medical Membership	34,198	33,323	33,835	2.6%	1.1%

Reportable Segment
Commercial	27,688	26,959	27,439	2.7%	0.9%
Consumer	5,004	4,917	4,949	1.8%	1.1%
Other	1,506	1,447	1,447	4.1%	4.1%

Total Medical Membership	34,198	33,323	33,835	2.6%	1.1%

Other Membership
Behavioral Health Membership	25,206	23,963	23,444	5.2%	7.5%
Life and Disability Membership	5,053	5,201	5,235	(2.8%)	(3.5%)
Dental Membership	3,992	4,007	4,131	(0.4%)	(3.4%)
Managed Dental Membership	4,332	4,272	4,311	1.4%	0.5%
Vision Membership	3,661	3,508	3,368	4.4%	8.7%
Medicare Part D Membership	1,208	1,248	1,227	(3.2%)	(1.5%)

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2011	2010	Change
Revenues
Premiums	$13,684.1	$13,909.9	(1.6%)
Administrative fees	962.0	927.3	3.7%
Other revenue	8.7	5.9	47.5%

Total operating revenue	14,654.8	14,843.1	(1.3%)

Net investment income	184.8	201.1	(8.1%)
Net realized gains on investments	57.1	48.4	18.0%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(4.8)	(27.9)	82.8%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	2.4	8.2	(70.7%)

Other-than-temporary impairment losses recognized in income	(2.4)	(19.7)	87.8%

Total revenues	14,894.3	15,072.9	(1.2%)

Expenses
Benefit expense	11,228.0	11,382.3	(1.4%)
Selling, general and administrative expense
Selling expense	397.0	402.4	(1.3%)
General and administrative expense	1,679.5	1,771.7	(5.2%)

Total selling, general and administrative expense	2,076.5	2,174.1	(4.5%)
Interest expense	105.9	99.4	6.5%
Amortization of other intangible assets	56.8	60.7	(6.4%)
Impairment of other intangible assets	—	21.1	(100.0%)

Total expenses	13,467.2	13,737.6	(2.0%)

Income before income taxes	1,427.1	1,335.3	6.9%

Income tax expense	500.5	458.5	9.2%

Net income	$926.6	$876.8	5.7%

Net income per diluted share	$2.44	$1.96	24.5%

Diluted shares	379.3	446.6	(15.1%)

Benefit expense as a percentage of premiums	82.1%	81.8%	30	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.2%	14.6%	(40	)bp
Income before income tax expense as a percentage of total revenues	9.6%	8.9%	70	bp

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,402.0	$1,788.8
Investments available-for-sale, at fair value:
Fixed maturity securities	15,761.3	16,069.5
Equity securities	1,356.6	1,236.2
Other invested assets, current	23.1	21.1
Accrued investment income	171.1	177.4
Premium and self-funded receivables	3,303.4	3,041.6
Other receivables	916.5	878.6
Income taxes receivable	—	32.3
Securities lending collateral	788.7	900.3
Deferred tax assets, net	457.4	460.9
Other current assets	1,639.3	1,534.1

Total current assets	26,819.4	26,140.8

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	220.2	221.8
Equity securities	33.8	33.4
Other invested assets, long-term	911.7	865.4
Property and equipment, net	1,186.1	1,155.5
Goodwill	13,264.5	13,264.9
Other intangible assets	7,940.1	7,996.8
Other noncurrent assets	542.2	488.3

Total assets	$50,918.0	$50,166.9

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,070.5	$4,852.4
Reserves for future policy benefits	57.5	56.4
Other policyholder liabilities	2,003.8	1,909.1

Total policy liabilities	7,131.8	6,817.9
Unearned income	1,048.0	891.4
Accounts payable and accrued expenses	2,667.4	2,942.2
Income taxes payable	392.8	—
Security trades pending payable	121.3	33.3
Securities lending payable	789.8	901.5
Short-term borrowings	100.0	100.0
Current portion of long-term debt	359.2	705.9
Other current liabilities	1,550.0	1,617.3

Total current liabilities	14,160.3	14,009.5

Long-term debt, less current portion	8,542.0	8,147.8
Reserves for future policy benefits, noncurrent	642.1	646.7
Deferred tax liability, net	2,637.3	2,586.9
Other noncurrent liabilities	958.2	963.4

Total liabilities	26,939.9	26,354.3

Shareholders’ equity
Common stock	3.7	3.8
Additional paid-in capital	12,523.1	12,862.6
Retained earnings	11,199.9	10,721.6
Accumulated other comprehensive income	251.4	224.6

Total shareholders’ equity	23,978.1	23,812.6

Total liabilities and shareholders’ equity	$50,918.0	$50,166.9

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
(In millions)	2011	2010

Operating activities
Net income	$926.6	$876.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net realized gains on investments	(57.1)	(48.4)
Other-than-temporary impairment losses recognized in income	2.4	19.7
Loss / (gain) on disposal of assets	0.6	(0.5)
Deferred income taxes	44.7	40.2
Amortization, net of accretion	127.3	111.9
Impairment of other intangible assets	—	21.1
Depreciation expense	23.4	27.6
Share-based compensation	22.6	14.1
Excess tax benefits from share-based compensation	(22.6)	(21.6)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(268.2)	(279.8)
Other invested assets	(11.9)	7.0
Other assets	(160.3)	(74.5)
Policy liabilities	309.4	68.1
Unearned income	156.6	67.7
Accounts payable and accrued expenses	(344.1)	(288.8)
Other liabilities	(67.3)	(21.2)
Income taxes	443.8	(830.3)
Other, net	(11.0)	(12.0)

Net cash provided by (used in) operating activities	1,114.9	(322.9)

Investing activities
Purchases of fixed maturity securities	(2,965.0)	(1,642.1)
Proceeds from sales and maturities of fixed maturity securities	3,336.3	2,174.3
Purchases of equity securities	(133.8)	(37.4)
Proceeds from sales of equity securities	74.9	45.6
Purchases of other invested assets	(34.2)	(28.8)
Proceeds from sales of other invested assets	7.6	7.4
Changes in securities lending collateral	111.6	(205.4)
Purchases of subsidiaries, net of cash acquired	—	(0.3)
Purchases of property and equipment	(101.9)	(120.2)
Proceeds from sales of property and equipment	—	3.1
Other, net	(13.4)	(4.3)

Net cash provided by investing activities	282.1	191.9

Financing activities
Net issuances of commercial paper borrowings	763.1	0.1
Proceeds from short-term borrowings	100.0	—
Repayment of short-term borrowings	(100.0)	—
Repayment of long-term borrowings	(700.8)	(15.1)
Changes in securities lending payable	(111.7)	205.4
Changes in bank overdrafts	27.9	(50.8)
Repurchase and retirement of common stock	(741.6)	(1,388.4)
Proceeds from issuance of common stock under employee stock plans	47.5	69.5
Cash dividends	(92.8)	—
Excess tax benefits from share-based compensation	22.6	21.6

Net cash used in financing activities	(785.8)	(1,157.7)

Effects of foreign currency exchange rate changes on cash and cash equivalents	2.0	(1.2)

Change in cash and cash equivalents	613.2	(1,289.9)
Cash and cash equivalents at beginning of period	1,788.8	4,816.1

Cash and cash equivalents at end of period	$2,402.0	$3,526.2

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP financial measures, in this document. These non-GAAP financial measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP financial measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

(In millions, except per share data)	Three Months Ended
	March 31, 2011	March 31, 2010	Change

Net income	$926.6	$876.8	5.7%
Add (net of tax):
Impairment of other intangible assets, net of $7.4 of tax benefits	—	13.7
Subtract (net of tax):
Net investment gains, net of $19.1 and $10.1 of tax expense, respectively	(35.6)	(18.6)

Net adjustment items	(35.6)	(4.9)

Adjusted net income	$891.0	$871.9	2.2%

Diluted shares	379.3	446.6	(15.1%)

Net income per diluted share	$2.44	$1.96	24.5%
Adjusted net income per diluted share	$2.35	$1.95	20.5%

WellPoint, Inc.

Reclassified Consolidated Statement of Income

(Unaudited)

WellPoint, Inc. has reclassified certain costs related to its BlueCard program among line items in its first quarter 2010 income statement, in order to be comparable with the 2011 financial statement presentation. While this reclassification impacted previously reported administrative fee revenue, benefit expense and SG&A expense, there was no impact on reported net income. The schedule below is provided below for reference purposes.

(In millions, except per share data)	Three Months Ended March 31, 2010
	Originally Reported	Reclassifications		As Reclassified
Revenues
Premiums	$13,909.9	—		$13,909.9
Administrative fees	952.9	(25.6)		927.3
Other revenue	5.9	—		5.9

Total operating revenue	14,868.7	(25.6)		14,843.1

Net investment income	201.1	—		201.1
Net realized gains on investments	48.4	—		48.4

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(27.9)	—		(27.9)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	8.2	—		8.2

Other-than-temporary impairment losses recognized in income	(19.7)	—		(19.7)

Total revenues	15,098.5	(25.6)		15,072.9

Expenses
Benefit expense	11,381.4	0.9		11,382.3
Selling, general and administrative expense
Selling expense	402.4	—		402.4
General and administrative expense	1,798.2	(26.5)		1,771.7

Total selling, general and administrative expense	2,200.6	(26.5)		2,174.1
Interest expense	99.4	—		99.4
Amortization of other intangible assets	60.7	—		60.7
Impairment of other intangible assets	21.1	—		21.1

Total expenses	13,763.2	(25.6)		13,737.6

Income before income taxes	1,335.3	—		1,335.3

Income tax expense	458.5	—		458.5

Net income	$876.8	—		$876.8

Net income per diluted share	$1.96	—		$1.96

Diluted shares	446.6	—		446.6

Benefit expense as a percentage of premiums	81.8%	—		81.8%
Selling, general and administrative expense as a percentage of total operating revenue	14.8%	(20	)bp	14.6%
Income before income tax expense as a percentage of total revenues	8.8%	10	bp	8.9%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), including statements in this press release, in presentations, in filings with the Securities and Exchange Commission, or SEC, in reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties and our inability to meet customer demands; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.